Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

DATED AUGUST 30, 2024

Jennifer SUSAN Gledhill

and

LOFTY Inc.

AGREEMENT

for the sale and purchase of the entire issued
share capital of The Letting Partnership Ltd

CONTENTS

1	Definitions and Interpretation	2
2	Sale of the Sale Shares	12
3	Purchase Price	12
4	Completion	13
5	Completion Accounts and Adjustment of the Purchase Price	13
6	Post-Completion Matters and Employee Retention and Further Assurance	14
7	Warranties	15
8	Tax Covenant	17
9	Set-off	17
10	Restrictive Covenants	20
11	Announcements and Confidentiality	22
12	Notices	23
13	Entire Agreement	24
14	Variation and waiver	24
15	Severability	25
16	Counterparts	25
17	Costs	25
18	Successors, Assigns and Third Party Rights	25
19	Applicable Law and Submission to Jurisdiction	26
SCHEDULE 1 - The Company
SCHEDULE 2 - Warranties
SCHEDULE 3 - Seller protections
SCHEDULE 4 - Completion Obligations
SCHEDULE 5 - Tax Covenant
SCHEDULE 6 - Completion Accounts
SCHEDULE 7 – Property
SCHEDULE 8 – Post Completion Payments

THIS AGREEMENT is made on AUGUST 30, 2024

BETWEEN:

(1)	JENNIFER SUSAN GLEDHILL, (the Seller); and

(2)	LOFTY INC., (the Buyer)

(each of the Seller and the Buyer being a Party and together the Seller and the Buyer are the Parties).

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement the following words and expressions have the following meanings:

Accounting Standards	generally accepted accounting principles, policies, standards and practices applied in the UK and in force for the accounting period ending on the Accounts Date, including:

a) Statements of Standard Accounting Practice;

b) Financial Reporting Standards (including FRS 101, FRS 102 and FRS 103); and

c) Urgent Issues Task Force Abstracts issued by the Financial Reporting Council;

Accounts	the Company's annual accounts (as defined in section 471 CA 2006), in each case for the accounting reference period ended on the Accounts Date, including the statement of financial position as at the Accounts Date and the statement in changes of equity for the accounting period ended on the Accounts Date, the associated directors' reports, any notes to such accounts as required by law and accounting standards;

Accounts Date	29 February 2024;

Accounts Relief	any Relief where the availability of the Relief has been (i) shown or taken into account as an asset in the Completion Accounts or (ii) taken into account in computing (and so reducing) any provision for deferred tax which appears in the Completion Accounts or has resulted in no provision for deferred tax being shown in the Completion Accounts;

Adjustment Date	the tenth Business Day following the date on which the Completion Accounts and the Cash Statement are agreed, deemed to be agreed or determined in accordance with Schedule 6;

Adjustment Payment	the sum of £300,000;

Assessment	any notice demand assessment letter or other document issued or action taken by or on behalf of any Tax Authority (whether before, on or after the date of this Agreement) from which it appears that a Tax Liability is to be or may come to be imposed on the Company or that the Company is liable or is sought to be made liable to make any payment or increased or further payment to such Tax Authority or is denied or is sought to be denied any Relief (in whole or in part);

Associated Person	in relation to the Company, a person (including an employee, agent, contractor or subsidiary) who performs or has performed services for or on behalf of the Company;

Business Day	any day other than a Saturday, Sunday or public holiday in England and Wales;

Business Information	Confidential Information relating to or used in the activities of the Company;

Buyer’s Tax Group	the Buyer any other body corporate (other than the Company) treated at any time as a member of the same group of companies as the Buyer for the purpose of any Tax;

Buyer's Solicitors	Ashtons Legal LLP, Chequers House, 77-81, Newmarket Rd, Cambridge, CB5 8EU;

CA 1985	the Companies Act 1985;

CA 2006	the Companies Act 2006;

Company	The Letting Partnership Ltd, details of which are set out in Schedule 1;

Completion	completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 4 and Schedule 4;

Completion Accounts	has the meaning set out in paragraph 1.1 of Schedule 6;

Completion Date	means the date of Completion;

Completion Payment	means the sum of £2,700,000;

Confidential Information	all information and records wherever located (including accounts, business plans and financial forecasts, Tax records, correspondence, designs, drawings, manuals, specifications, customer, sales and supplier information, technical or commercial expertise, software, formulae, processes, trade secrets, methods, knowledge and know-how) and which (either in their entirety or in the precise configuration or assembly of their components) are not publicly available and in each case whether or not recorded;

Consultancy Agreement	means the consultancy agreement to be entered immediately following Completion between the Seller and the Company;

Contracts Act	the Contracts (Rights of Third Parties) Act 1999;

CTA 2009	the Corporation Tax Act 2009;

CTA 2010	the Corporation Tax Act 2010;

Data Room	the electronic data room relating to the Company hosted by the Company through iDeals Virtual Data Room, two copies of which will be provided to the Buyer’s Solicitor on a USB memory stick after Completion;

Disclosed	fairly disclosed in such manner and in such detail as to enable a reasonable buyer to make an informed and accurate assessment of the matter concerned;

Disclosure Documents	the documents contained in the Data Room and deemed annexed to the Disclosure Letter (if any), an index of all such documents being attached to the Disclosure Letter;

Disclosure Letter	the letter of the same date as this Agreement from the Seller to the Buyer disclosing certain matters in relation to the Warranties which has been delivered to the Buyer prior to the execution of this Agreement, together with the Disclosure Documents;

Due Amount	means, in relation to any Determined Withholding Claim, the amount of the relevant claim together with any costs which have been agreed in writing or awarded in the Buyer’s favour in respect of such Determined Withholding Claim;

Effective Time	immediately prior to Completion;

Encumbrance	any option, trust, power of sale, title retention, pre-emption right, right of first refusal, Security Interest or other right, claim or interest, whether legal or equitable, of any third party (or an agreement or commitment to create any of them);

Event	any event act transaction action or omission (whether or not the Company is a party thereto) and includes (without limitation) the disposal of the Sale Shares pursuant to this Agreement, any change in the residence of any person for the purposes of Tax, the death or dissolution of any person, the receipt or accrual of any income profits or gains, any distribution, any transfer payment loan or advance, and any event which is deemed to have occurred or is treated or regarded as having occurred for the purposes of Tax legislation;

Furlough Scheme	means the UK Government’s coronavirus job retention scheme (aka the furlough scheme);

Good Reason	has the defined meaning stated in the Consultancy Agreement;

Group Company	means the Buyer and/or any other company in the Moatable, Inc. group of companies;

Group Relief	means any of the following:-

(a) group relief capable of being surrendered or claimed pursuant to Part 5 CTA 2010;

(b) amounts eligible for surrender under the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001;

(c) advance corporation tax capable of being surrendered or claimed pursuant to Regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999;

(d) a tax refund capable of being surrendered or claimed under Section 963 CTA 2010; and

(e) any other Relief eligible for surrender or capable of being claimed or surrendered in accordance with any legislation in relation to Tax (including, without limitation, any balancing payment as referred to in Chapter 6 Part 4 TIOPA 2010);

Guarantee	any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or by way of counter-indemnity by a person to secure or support the obligations (actual or contingent) of any third party;

HMRC	His Majesty’s Revenue & Customs;

holding company	a holding company as defined by section 1159 CA 2006 or a parent undertaking as defined by section 1162 CA 2006;

income profits or gains	includes income profits or gains (including capital gains) of any description or from any source and income profits or gains which are deemed to be earned accrued or received for the purposes of any Tax;

Indemnity Claim	a claim by the Buyer under clause 7.3 and/or clause 7.10;

ITEPA 2003	Income Tax (Earnings and Pensions) Act 2003;

Legal Opinion	means a written legal opinion delivered by counsel (being a barrister with relevant experience and a minimum of five years’ call) as to whether the claim in question is Totally Without Merit or not, as judged reasonable by such counsel in the circumstances, on the facts made available to him or her by the Parties. Such counsel will be appointed by the Party seeking the legal opinion in accordance with the terms of the Opinion Notice;

Loss	in relation to an Accounts Relief, the reduction modification claw-back counter-action disallowance, failure to obtain that Accounts Relief or the use of the Accounts Relief prior to Completion and “lost” shall be construed accordingly;

Management Accounts	the unaudited balance sheet of the Company and the unaudited profit and loss account of the Company as at and for the monthly period from the day after the Accounts Date to 31 July 2024 (both dates inclusive), copies of which are contained in the Disclosure Documents;

Cash Statement	has the meaning set out in paragraph 1.1 of Schedule 6;

New Relief	(a) any Relief of the Buyer and/or any member of the Buyer’s Tax Group; and

(b) any Relief of the Company which arises as a result of any Event occurring after Completion or in respect of any period commencing after Completion;

Nominated Account	the Seller’s account at Nationwide Building Society in the name of Jennifer Gledhill with the following details:

[***]

or such other account as the Seller’s Solicitors shall specify in writing before Completion to the Buyer's Solicitors for the purposes of this Agreement;

Official Requirement	any enactment, ordinance, pact, decree, treaty, code, directive, order, notice or official published plan or policy with legal or actual force in any geographical area and/or over any class of persons;

Post Completion Payments	means all of the Further Payments, the Adjustment Payment and the Surplus Cash, in each case to the extent that such payment remains unpaid by the Buyer to the Seller;

Previously owned Land	any land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure), occupied or used by the Company, but which are either: a) no longer owned, occupied or used by the Company; or b) are owned, occupied or used by the Company but pursuant to a different lease, licence, transfer or conveyance;

Property	means the two leasehold properties set out in Schedule 8;

Purchase Price	means the aggregate purchase price for the Sale Shares, as set out in clause 3.1;

Relevant Authority	any person or authority (including any nation, national or local governmental or international organisation and any subdivision or agency or executive arm of any of them, any court or judicial officer or any securities exchange) with legal or de facto power to impose and/or enforce compliance with any Official Requirement;

Relevant Breach	any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of, any of the Warranties;

Relevant Person	(a) the Seller;

(b) any company which before Completion was a member of the same group of companies as the Company for any Tax purpose; or

(c) any person with whom:

(i) before Completion, the Company; or

(ii) at any time, the Seller,

was or is connected; or

(d) any person who stands or has stood in a direct or indirect relationship with the Company at any time before Completion such that failure by such person at any time to satisfy or discharge all or part of a Tax Liability could result in an assessment on the Company, whether under section 710 or section 713 CTA 2010 or otherwise, but (in each case) excluding the Buyer;

Relevant Substance	any substance (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste which is capable of causing harm to or damaging to the Environment;

Relief	any loss relief allowance exemption set-off deduction credit right to repayment or other relief available in relation to Tax or to the computation of income profits or gains for the purposes of Tax;

Remedial Works	any measures to investigate, monitor, remove, remedy, clean up, abate, contain, prevent, treat, mitigate or ameliorate the presence or effect on the Environment of any pollution or contamination including the removal, treatment and disposal of material (including any Relevant Substance);

Rent Deposit	the rent deposit amount of £6,540 previously paid by the Seller to the Landlord in respect of the Property;

Restricted Products	(a) all products which are manufactured, produced, distributed or sold by the Company at any time in the period of 12 months immediately prior to the Completion Date; and

(b) any other products which are of a type similar to and competing with any of the products referred to in paragraph (a) above;

Restricted Services	(a) all services which are supplied by the Company at any time in the period of 12 months immediately prior to the Completion Date; and

(b) any other services which are of a type similar to and competing with any of the services referred to in paragraph (a) above;

Sale Shares	1,000 shares of £1.00 each in the capital of the Company (being 875 ordinary A shares, 100 ordinary B shares and 25 ordinary C shares), being the entire issued share capital of the Company;

Security Interest	a mortgage, lien, pledge, charge (fixed or floating), assignment by way of security, hypothecation or other security interest (or an agreement or commitment to create any of them;

Seller’s Solicitors	Brightlaw Limited, 4 Longlands Spinney, Worthing, West Sussex BN14 9NU;

set off	if and to the extent that such Accounts Relief and/or any other Relief (to the extent such other Relief includes amounts corresponding to the whole or part of the Accounts Relief) is, by reason of its set off realisation or use, reduced or extinguished;

subsidiary	a subsidiary as defined by section 1159 CA 2006 or a subsidiary undertaking as defined by section 1162 CA 2006;

Surplus Cash	means the surplus cash in the Company as at the Completion Date, as prepared and determined or agreed in accordance with Schedule 6 and calculated in accordance with the formula and notes set out in Part 1 of Schedule 8;

Tax	(a) all forms of taxes, duties, imposts and levies in the nature of taxes whenever created or imposed and whether of the United Kingdom or elsewhere including (without limitation) corporation tax, income tax, any tax or amount equivalent to tax required to be deducted or withheld from or accounted for in respect of any payment, capital gains tax, any payment under section 207 Finance Act 2004, inheritance tax, value added tax, landfill tax, stamp duty, stamp duty land tax, stamp duty reserve tax, general or business rates, customs & excise duties, national insurance, social security or similar contributions, and any other taxes levies charges or imposts similar to or corresponding with or replaced by any of the foregoing; and

(b) all penalties fines charges surcharges and interest in relation to tax within paragraph (a) or to any return or information required to be provided for the purposes of any such tax;

Tax Authority	HMRC or other governmental statutory state provincial or local government authority, body or official (whether within or outside the United Kingdom) involved in the assessment, collection or administration of Tax;

Tax Covenant	the covenant by the Seller contained in Schedule 5;

Tax Legislation	any statute, enactment, law or regulation providing for the imposition of Tax;

Tax Liability	a liability to make an actual payment of, or of an amount in respect of, Tax whether or not such liability is also or alternatively a liability of, or chargeable against or attributable to, any other person and whether or not a Group Company shall or may have a right of recovery or reimbursement against any other person;

Tax Warranties	the Warranties contained in part 2 of Schedule 2;

TDA Net Profits	means the net profits attributable to the sale of the TDA Product, calculated in accordance with Schedule 8;

TDA Product	means the automated tenant deposits audit system which compares tenant deposit records held on agent software against deposit protection provider records, in order to identify discrepancies in deposit values, numbers, tenant names, ID references as well as missing records, deposits exceeding deposit caps and late registrations;

Totally Without Merit	means a claim that is bound to fail in the sense that there is no rational basis on which it could succeed;

Transaction Documents	means this Agreement, the Disclosure Letter, the Consultancy Agreement and any other document entered into by the parties on or about the date of this Agreement in connection with the contemplated by this agreement, or any part of that transaction, each being a Transaction Document;

Warranties	the warranties contained in clause 7 and Schedule 2;

Withheld Amount	means, in relation to a Notified Withholding Claim, the aggregate value of any part of the Post Completion Payments to be withheld in relation to that Notified Withholding Claim pursuant to clause 9.1(b), decided at the Buyer's discretion (acting reasonably and in good faith); and

Worker	any person who is not an employee of the Company and personally performs work for the Company but who is not in business in their own account or in a client or customer relationship.

1.2	In this Agreement unless the context otherwise requires:

(a)	references to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule;

(b)	the Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this agreement includes the Schedules;

(c)	this Agreement shall be binding on and enure to the benefit of, the parties to this agreement and their respective successors, personal representatives and permitted assigns, and references to a party shall include that party's successors, personal representatives and permitted assigns;

(d)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

(e)	the words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(f)	a person is "connected" with another person if he is so connected within the meaning of sections 1122 and 1123 CTA 2010 or section 993 Income Tax Act 2007;

(g)	Unless the context requires otherwise, a reference to any statute or statutory provision includes:

(i)	such provision as amended, extended, consolidated or re-enacted from time to time on or before the date of this Agreement;

(ii)	any previous statute or statutory provision which it has superseded or re-enacted (with or without modification); and

(iii)	all subordinate legislation made from time to time under that statute or statutory provision and which is in force at the date of this Agreement,

but excluding any re-enactment or modification after the date of this Agreement to the extent they make any Party’s obligations more onerous or otherwise adversely affect the rights of any Party;

(h)	references to books, records or other information include paper, electronically or magnetically stored data, film, microfilm, and information in any other form and references to "writing" or "written" include emails and any other method of reproducing words in a legible and non-transitory form.

1.3	References in this Agreement to times of day are (unless otherwise specified) to London time.

2	Sale of the Sale Shares

2.1	On the terms of this Agreement, at Completion the Buyer shall buy and the Seller shall sell the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares.

2.2	The Seller covenants with the Buyer that the Sale Shares shall be sold and transferred free from all Encumbrances and the transfers of the Sale Shares to the Buyer shall be deemed to include expressly and be made subject to the provisions of this clause 2.2.

2.3	Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Company on or after Completion).

2.4	The Seller waives and releases (to the extent entitled to do so) any Encumbrance created by the Articles of Association of the Company or otherwise over Sale Shares agreed to be sold by the Seller.

2.5	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3	Purchase Price

3.1	The aggregate consideration for the Sale Shares (the Purchase Price) shall be constituted of the following:

(a)          the Completion Payment;

(b)          the Adjustment Payment; and

(c)           the Surplus Cash.

3.2	The Buyer shall pay the Completion Payment to the Seller in cash on Completion in accordance with clauses 4.2 and 4.3.

3.3	The Buyer shall pay the Adjustment Payment (as adjusted by the Surplus Cash in accordance with clause 5.2) to the Seller on or before the Adjustment Date. Such payment shall be made in accordance with clauses 4.2 and 4.3.

3.4	The Purchase Price will be deemed to be reduced by the amount of any payments made to the Buyer for each and any:

(a)          Relevant Breach;

(b)          Indemnity Claim; and

(c)           claim under the Tax Covenant.

4	Completion

4.1	Completion shall take place at the offices of the Buyer's Solicitors (or at such other place or in such manner (including remotely) as the parties may agree) on the Completion Date when all (but not part only unless the Parties shall so agree) of the business set out in Schedule 4 shall be transacted and the Parties agree the matters contained in Schedule 4.

4.2	Following compliance with the provisions of Schedule 4, the Buyer shall:

(a)	pay the Completion Payment to the Seller; and

(b)	when it becomes due in accordance with clause 3.3, pay the Adjustment Payment (as adjusted by the Surplus Cash in accordance with clause 5.2) to the Seller,

in accordance with clause 4.3.

4.3	Any payments to be made by the Buyer (or on behalf of the Buyer) to the Seller under this Agreement shall be paid by electronic funds transfer to the Nominated Account, and the payment of any such amount into that account shall discharge the relevant payment obligation of the Buyer and the Buyer shall have no obligation as to its distribution to the Seller.

5	Completion Accounts and Adjustment of the Purchase Price

5.1	The Parties shall procure that the Completion Accounts and the Cash Statement are prepared and agreed or determined (as the case may be) in accordance with Schedule 6.

5.2	Following agreement or determination of the Completion Accounts and the Cash Statement, the amount of the Adjustment Payment shall be altered as follows:

(a)	where the Surplus Cash amount is above £0.00, it shall (subject to clauses 5.4 and 9) be added to, and paid by the Buyer to the Seller at the same time as, the Adjustment Payment; or

(b)	in the event that the Surplus Cash is a negative figure, then an amount equal to the negative value below £0.00 shall be deducted from the Adjustment Payment payable by the Buyer to the Seller.

5.3	In the event that the provisions of clause 5.2(b) reduces the Adjustment Payment to below £0.00 then the Seller shall pay a sum equal to such negative value below £0.00 to an account nominated by the Buyer by electronic transfer no later than 5 Business Days before the Adjustment Date.

5.4	If, as at the Adjustment Date, any amount is due for payment by the Seller to the Buyer in respect of a claim in respect of a Relevant Breach, an Indemnity Claim or a claim under the Tax Covenant, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Seller’s outstanding payment obligation by way of set-off against any amount that is payable by the Buyer under clause 5.2, and to treat its obligation to pay that sum as being reduced pro tanto by the amount so set off.

6	Post-Completion Matters and Employee Retention and Further Assurance

6.1	Following Completion, the Seller will engage with the Company as a consultant, on the terms set out in the Consultancy Agreement (the Consultancy).

6.2	Subject to the Consultancy not being terminated early (either by the Seller or by the Buyer acting with Good Reason), and subject to the provisions of clause 9, the further payments shall be made to the Seller in accordance with Part 2 of Schedule 8 (these being the Further Payments).

6.3	The Buyer agrees, understands and acknowledges that Chris Mason is critical post-Completion to the Company’s ongoing business and smooth transition, and the Buyer warrants and undertakes to each of the Seller and the Company and Chris Mason to use all commercially reasonable efforts to retain Chris Mason with the intent of him becoming an integral leader and member of the Buyer’s leadership team in Europe.

6.4	The Buyer warrants and undertakes to each of the Seller and the Company to use all commercially reasonable efforts to retain the Company’s existing management team members for at least twelve (12) months following the Completion Date.

6.5	The Buyer warrants and undertakes to each of the Seller and the Company that all Company employees who remain employed by the Company one year after the Completion Date will be eligible to participate in an equity incentive plan offered by the Company or a Group Company (with the provider to be determined by the Buyer).

6.6	The Seller declares that for so long as she remains the registered holder of any of the Sale Shares after Completion that she shall:

(a)	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer and any successors in title to the Buyer; and

(b)	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 6.6(a) as the Buyer or any such successor may direct.

6.7	The Seller appoints the Buyer as the Seller’s lawful attorney for the purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of the Company from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Sale Shares and for that purpose the Seller authorises:

(a)	the Company to send any written resolutions, notices or other communications in respect of the Seller’s holding of Sale Shares to the Buyer; and

(b)	the Buyer to complete in such manner as it thinks fit and to return written resolutions, proxy forms, consents to short notice and any other document required to be signed by the Seller in the Seller’s capacity as a member, and this power of attorney (which is given by way of ongoing security to secure the performance of obligations owed by the Seller to the Buyer under this Agreement) shall be irrevocable.

6.8	As soon as reasonably practicable following Completion the Seller shall (and shall procure that any relevant third party shall) send to the Buyer at its registered office for the time being all documents, correspondence, memoranda, files and other records to which the Company is entitled and which are not located at the Property or delivered at Completion (whether or not referred to in Schedule 4).

6.9	The Seller shall execute and, so far as is within that Seller’s power, procure that any relevant third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after Completion reasonably require in order to give effect to this Agreement and any documents entered into under it and to give to the Buyer the full benefit of all the provisions of this Agreement.

7	Warranties

7.1	In consideration of the Buyer entering into this Agreement the Seller warrants to the Buyer (subject to clause 7.5) as at the date of this Agreement in the terms set out in Schedule 2.

7.2	Any statement in Schedule 2 which is qualified as being made "so far as the Seller is aware" or "to the best of the knowledge, information and belief of the Seller" or any similar expression has been so qualified after due diligent and careful enquiries by the Seller (including enquiry of the executive directors, company secretary, general managers, financial controller, taxation manager and personnel manager of the Company) and that the Seller has used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate in all material respects.

7.3	The Seller shall indemnify the Buyer against any liability, loss, claim, cost, expense or demand arising from any breach of the Warranties in paragraphs 2.1 and 2.2 of Schedule 2, or of the covenants in clause 2.2.

7.4	The indemnity set out in clause 7.3 shall not be subject to the provisions of Schedule 3 and shall not be qualified by anything contained in or referred to in the Disclosure Letter.

7.5	Except as provided in clause 7.4, the Warranties are qualified to the extent, but only to the extent, of those matters Disclosed in the Disclosure Letter.

7.6	Each of the paragraphs in Schedule 2:

(a)	shall be construed as a separate and independent warranty; and

(b)	except as expressly provided otherwise in this Agreement, shall not be limited by reference to any other paragraph in Schedule 2 or by any other provision of any Transaction Document,

and the Buyer shall have a separate claim and right of action in respect of every Relevant Breach.

7.7	The rights and remedies conferred on the Buyer under this Agreement:

(a)	are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Buyer in respect of any Relevant Breach (including the right to damages for any loss or additional loss suffered by the Buyer); and

(b)	shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer may before Completion have had imputed or constructive knowledge of the matter giving rise to the claim (subject to clauses 7.5 and 7.11).

7.8	All claims by the Buyer for damages or compensation in respect of any Relevant Breach shall (subject to clause 7.4) be subject to the provisions for the protection of the Seller in Schedule 3.

7.9	The Warranties shall not in any respect be extinguished or affected by Completion.

7.10	Without limiting any other rights or remedies the Buyer may have, the Seller shall indemnify the Buyer against, and shall pay to the Buyer a sum equal to, all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation) and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Buyer or any Group Company arising out of or in connection with any of the following matters:

(a)	all threatened, pending or active claims and/or litigation against the Company as at the Completion Date;

(b)	any claims and/or litigation against the Company arising after the Completion Date to the extent that such claims or litigation relate to circumstance or events occurring in the 2-year period ending on the Completion Date; and

(c)	any act of fraud by the Seller, the Company or any employee or officer of the Company to the extent that such fraud is committed prior to the Completion Date.

7.11	The Buyer confirms to the Seller that, apart from any fact, matter or circumstance which is Disclosed in the Disclosure Letter, it has no actual knowledge of any fact, matter, event or circumstance which it has identified as constituting a breach of Warranty as at the date of this Agreement. For this purpose, the Buyer shall be deemed to have knowledge of anything of which it or any of its directors, officers or employees have actual knowledge.

7.12	The Buyer undertakes to the Seller to arrange the replacement of the Seller as personal guarantor in respect of the property at Suite B 2nd Floor 3 Liverpool Gardens, Worthing, West Sussex, BN11 1TF as soon as is practicable after Completion. The Seller undertakes to the Buyer that she shall provide all reasonable assistance in facilitating such replacement as may be required by the Buyer.

7.13	Without limiting any other rights or remedies the Seller may have, the Buyer shall indemnify the Seller against, and shall pay to the Seller a sum equal to, all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation) and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses suffered or incurred by the Seller arising out of or in connection with any claim by the Property Landlord against the Seller as personal guarantor in respect of the property at Suite B 2nd Floor 3 Liverpool Gardens, Worthing, West Sussex, BN11 1TF, provided that such claim/s relate to circumstances or events occurring after the Completion Date.

8	Tax Covenant

The Seller covenants with the Buyer in the terms of the Tax Covenant, which shall take effect from Completion.

9	Set-off

9.1	As set out below, the Buyer shall be entitled to withhold and/or set-off an amount in respect of the Seller’s liability to the Buyer in respect of a claim in respect of a Relevant Breach, an Indemnity Claim or a claim under the Tax Covenant (a Withholding Claim) against any unpaid part of the Post Completion Payments, so that:

(a)	where such Withholding Claim has been:

(i)	settled with agreement of the Seller; or

(ii)	determined (as to both liability and quantum) by a court of competent jurisdiction,

(in each case a Determined Withholding Claim), then the Buyer shall be entitled to set-off the Due Amount due to the Buyer against any unpaid part of the Post Completion Payments, provided that such entitlement to set-off shall not prejudice the right of the Buyer to recover the unpaid balance (if any) of such Determined Withholding Claim from the Seller;

(b)	in the event that a Withholding Claim has been notified to the Seller (and such notification includes, to the full extent then known to the Buyer, reasonable details of such Withholding Claim and the amount claimed) (a Notified Withholding Claim) and, as at the date on which any part of the Post Completion Payments would otherwise be payable, such Notified Withholding Claim has not become a Determined Withholding Claim, then subject to clause 9.3 the Buyer shall be entitled to withhold the Withheld Amount, and the corresponding part of the Post Completion Payments shall not be paid until such time as is determined in accordance with clauses 9.1(c) and 9.1(d);

(c)	in the event that a Notified Withholding Claim becomes a Determined Withholding Claim in favour of the Buyer, then the Buyer shall be entitled to set-off the Due Amount due to the Buyer against any unpaid part of the Post Completion Payments, provided that such entitlement to set-off shall not prejudice the right of the Buyer to recover the unpaid balance (if any) of such Determined Withholding Claim from the Seller;

(d)	in the event that a Notified Withholding Claim becomes a Determined Withholding Claim in favour of the Seller, then the Buyer shall promptly pay the relevant withheld sum to the Seller in the manner provided in clause 4.3;

(e)	A Notified Withholding Claim shall (if it has not previously become a Determined Withholding Claim) be deemed to have been irrevocably withdrawn 6 months after the date on which notice of such Notified Withholding Claim was given unless on or before that date, legal proceedings have been issued and served on the Seller in respect of the relevant claim in respect of a Relevant Breach, Indemnity Claim or claim under the Tax Covenant;

(f)	in the event that there is any remainder of the Post Completion Payments still held/payable by the Buyer following:

(i)	each Notified Withholding Claim becoming a Determined Withholding Claim (in favour of either the Buyer or the Seller, as applicable), and any applicable set-off being made under clause 9.1(a) or 9.1(c); or

(ii)	the withdrawal of all Notified Withholding Claims that have not become Determined Withholding Claims,

then the period of withholding under this clause 9 shall cease and the Buyer will promptly pay the relevant withheld part of the Post Completion Payments to the Seller in the manner provided in clause 4.3.

9.2	Without prejudice to the Buyer’s set off rights, in order to exercise its withholding rights under this clause 9, the Buyer will be required to notify the Seller in writing providing (to the extent then known to the Buyer) reasonable details of any claim under this Agreement and the Buyer’s reasonable calculation of the Withheld Amount proposed to be withheld.

9.3	To the extent that the Seller, acting reasonably, considers that a Notified Withholding Claim is Totally Without Merit:

(a)	the Seller may, within 15 Business Days of being notified of the Notified Withholding Claim, serve notice on the Buyer that they consider such claim to be Totally Without Merit and the Seller shall provide full details to the Buyer of their reasoning for such view (with such notice from the Seller being a Rejection Notice);

(b)	if the Buyer agrees with such Rejection Notice then no hold back shall be permitted in relation to that Notified Withholding Claim. If the Buyer, acting reasonably, disagrees with the Rejection Notice then, within 5 Business Days of receipt of the Rejection Notice, the Buyer shall give notice to the Seller either requiring the Seller to obtain a Legal Opinion or confirming that the Buyer will seek such Legal Opinion itself (the Opinion Notice);

(c)	where a Legal Opinion is to be obtained in accordance with clause 9.3(b) the Parties shall cooperate to obtain this as soon as possible, with the Party obtaining the Legal Opinion paying the associated costs of doing so. The following terms shall apply:

(i)	the Party seeking the Legal Opinion (as determined by the Opinion Notice) will procure that the other Party has the chance to provide their comments regarding the relevant Notified Withholding Claim for consideration by the relevant counsel appointed;

(ii)	whilst the Legal Opinion is being obtained, the Buyer shall be entitled to withhold the relevant Withheld Amount;

(iii)	where either:

(A)	the Legal Opinion is delivered and states that the Notified Withholding Claim is Totally Without Merit; or

(B)	the Buyer, having received a Rejection Notice, then fails to serve an Opinion Notice, then the Buyer shall promptly pay the relevant withheld sum to the Seller in the manner provided in clause 4.3;

(iv)	where the Legal Opinion is delivered and states that the Notified Withholding Claim is not Totally Without Merit, then the hold back of funds shall be permitted in accordance with the terms of this clause 9; and

(v)	in the event that an Opinion Notice is given but no Legal Opinion is delivered within 80 Business Days of the Opinion Notice then the relevant hold back of funds shall be permitted in accordance with the terms of this clause 9.

9.4	In relation to the operation of this clause 9:

(a)	the Buyer shall not be entitled to withhold, continue to withhold or set-off any part of the Post Completion Payments to the extent that the relevant liability of the Seller has been otherwise settled; and

(b)	the value of any set-off of Post Completion Payments pursuant to this clause 9 shall accordingly reduce the relevant liability of the Seller,

(c)	otherwise, nothing in this clause 9 shall prejudice, limit or otherwise affect any right or remedy the Buyer may have against the Seller from time to time.

9.5	The amount withheld and/or set off by the Buyer in accordance with this clause 9 shall not be regarded as imposing any limit on the amount of any claim under this Agreement.

10	Restrictive Covenants

10.1	In order to protect the value of the Sale Shares and the Business Information the Seller covenants with the Company and the Buyer that the Seller shall not without the prior consent in writing of the Buyer, and shall procure that none of that Seller’s connected persons shall, directly or indirectly, whether itself, himself or herself, or by its, his or her employees or agents and whether on its, his or her own behalf or on behalf of any other person, firm or company or otherwise, for the period specified in clause 10.2:

(a)	carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether or not for reward) in, provide any technical, commercial or professional advice to, or in any way assist any business which is or is about to be involved in the manufacture, production, distribution or sale of the Restricted Products or any of them or the supply of the Restricted Services or any of them in England in competition with the Company;

(b)	in relation to the Restricted Products or any of them or the Restricted Services or any of them, solicit or canvass, accept orders from or otherwise deal with any person who:

(i)	was a customer of the Company at any time during the twelve months prior to the Completion Date; or

(ii)	at the Completion Date was in the process of negotiating or contemplating doing business with the Company,

and with whom that Seller had personal dealings in the course of the Company's business;

(c)	solicit or entice away or attempt to solicit or entice away from the Company any director, manager or senior employee or consultant employed or otherwise engaged by the Company on the Completion Date, whether or not that person would commit any breach of any employment contract by leaving the employment of the Company; or

(d)	(subject to clause 10.6) employ or otherwise engage any person who at the Completion Date or during the preceding twelve months was employed or otherwise engaged by the Company and who as a result is or is reasonably likely to be in possession of any Business Information; or

(e)	be employed or engaged in any company, firm or business which as regards any goods or services is a supplier to or a customer of the Company.

10.2	The covenants in clause 10.1 shall apply for the period of three years from the Completion Date but nothing in this Agreement shall prevent the Seller from performing her duties under the Consultancy Agreement or any other consultancy arrangement made at or after the Completion Date between the Company or the Buyer and the Seller.

10.3	The Seller covenants with the Buyer that she shall not and shall procure that none of her connected persons at any time after Completion directly or indirectly, whether itself, himself or herself, or by that Seller’s employees or agents or otherwise:

(a)	carry on any trade or business or be associated with any person involved in any trade or business using the names The Letting Partnership, Letting Partnership, TLP or any name incorporating any words in those trading names or any confusingly similar name;

(b)	(subject to clause 10.5) in the course of carrying on any trade or business, claim, represent or otherwise indicate any ongoing association with the Company or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company;

(c)	interfere or seek to interfere with, or with the continuance of, the supply of goods or services to or by the Company (or the terms of any such supply); or

(d)	(subject to clause 10.6) without the consent of the Company or the Buyer use, whether on his or her own behalf or on behalf of any third party, or disclose to any third party, any Business Information.

10.4	Subject to clause 10.6 the Seller covenants with the Company and (as a separate and independent covenant) the Buyer that, if the Company shall have obtained any Business Information from any third party under an agreement including any restriction on disclosure known to the Seller, she shall not and shall procure that none of her connected persons shall at any time without the consent of the Company or the Buyer infringe that restriction.

10.5	The restriction in clause 10.3(b) shall not prevent the Seller if she continues in the employment of the Company after Completion from claiming, representing or indicating her association in that capacity with the Company so long as that employment continues and in accordance with the terms of the relevant service agreement.

10.6	The restrictions in clauses 10.1(d), 10.3(d) and 10.4 shall not apply:

(a)	to any Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement; or

(b)	to the extent that disclosure of Business Information is required by or in accordance with any Official Requirement.

10.7	The Seller agrees with the Buyer that the covenants in clauses 10.1 to 10.4 inclusive (on which the Seller confirms that she has received independent legal advice):

(a)	are reasonable and necessary for the protection of the value of the Sale Shares and the Group; and

(b)	are given to induce the Buyer to enter into this Agreement and in consideration of it doing so.

11	Announcements and Confidentiality

11.1	Except as expressly required by any Official Requirement or by any other Relevant Authority, all announcements or circulars by, for or on behalf of any of the parties and relating to any matter provided for in any Transaction Document shall be in a form approved in writing by the Parties in advance of issue.

11.2	Each Party shall (without limit in time, but subject to clause 11.4) keep and procure to be kept secret and confidential all Confidential Information belonging to any other Party disclosed or obtained as a result of the discussions and negotiations leading to the execution of, or the performance of, this Agreement and shall neither use nor disclose any such Confidential Information except for the purposes of the proper performance of this Agreement or with the prior written consent of the other Party.

11.3	The Parties may disclose Confidential Information to an employee, consultant, adviser or agent to the extent necessary for the performance of this Agreement, PROVIDED THAT disclosure is made subject to obligations equivalent to those set out in this Agreement. Each Party shall use its best endeavours to procure that any such employee, consultant, adviser or agent complies with all those obligations. Each Party shall be responsible to each other Party in respect of any disclosure or use of any of that other Party's Confidential Information by a person to whom disclosure is made.

11.4	The obligations of confidentiality in this clause 11 do not extend to any Confidential Information which the party that wishes to disclose or use can show:

(a)	is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement;

(b)	was in that Party's written records prior to the date of this Agreement and not subject to any obligations as to confidentiality;

(c)	was independently disclosed to that Party by a third party entitled to disclose it; or

(d)	is required to be disclosed under any Official Requirement or by any Relevant Authority.

11.5	In this clause 11, disclosure includes disclosure in writing or by any other means.

12	Notices

12.1	Except as otherwise provided in this Agreement, every notice under this Agreement must be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the intended recipient as the addressee and:

(a)	it is delivered by being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary);

(b)	it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee's authorised address (as defined below); or

(c)	the envelope containing the notice is properly addressed to the addressee at the addressee's authorised address and duly posted by the recorded delivery service (or by international recorded post if overseas); or

(d)	the notice is duly transmitted to that address by e-mail,

and, in proving the service of any such notice, it shall be conclusive evidence to prove that the notice was duly given within the meaning of this clause 12.1.

12.2	A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of clause 12.1(c) unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

12.3	For the purposes of this clause 12 the authorised address and e-mail address of:

(a)	the Seller shall be [***]

(b)	the Buyer shall be the address of its registered office for the time being, and for the purposes of any notices being transmitted by e-mail:

[***]

or in each case to such other address or e-mail address as the relevant party shall notify to the other parties for this purpose, provided that any such notice of new address or e-mail address shall take effect no sooner than two Business Days after it has been given and received in accordance with this Agreement.

12.4	Any notice duly given within the meaning of clause 12.1 shall be deemed to have been both given and received:

(a)	if it is delivered in accordance with clauses 12.1(a) or 12.1(b), on that delivery; and

(b)	if it is duly posted or transmitted in accordance with clause 12.1(c) or clause 12.1(d) by any of the methods specified in any such clause, on the second (or, when sent by airmail, fifth) Business Day after the day of posting or (in the case of a notice transmitted by e-mail) at the time of sending (provided correctly addressed and no failed delivery notice is returned) or (if that transmission is not made during normal working hours on a Business Day, being between 9am to 5.30pm local time) at 9.00 a.m. local time on the next Business Day.

12.5	For the purposes of this clause 12 "notice" shall include any request, demand, instruction, communication or other document.

12.6	Each notice to be given under or in connection with this Agreement shall be in English and if that notice is translated into any other language, the English language text shall prevail.

13	Entire Agreement

13.1	This Agreement (together with the other Transaction Documents) constitutes the entire agreement between the Parties and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

14	Variation and waiver

14.1	No purported alteration or variation of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by both Parties.

14.2	A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

14.3	A delay or failure to exercise, or the single or partial exercise of, any right or remedy shall not waive that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

14.4	All of the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue to be effective notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver.

15	Severability

15.1	Each provision of this Agreement is severable and distinct from the others. The Parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is held to be or at any time becomes to any extent invalid, illegal or unenforceable for any reason under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue to be effective and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this clause not negating the commercial intent and purpose of the Parties under this Agreement.

15.2	If any provision of this Agreement is illegal or unenforceable because any period or area specified in it exceeds that permitted by a Relevant Authority, that provision shall take effect with the minimum modification necessary to make it valid, effective and acceptable to that Relevant Authority subject to that modification not negating the commercial intent of the Parties under this Agreement.

16	Counterparts

16.1	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute an original of this Agreement, but all the counterparts together constitute the same Agreement. No counterpart shall be effective until each Party has duly executed at least one counterpart.

16.2	Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of a "wet ink" counterpart of this agreement. If this method of transmission is adopted, without prejudice to the validity of the agreement thus made, each Party shall on request provide the other with the "wet ink" hard copy original/s of their counterpart.

17	Costs

17.1	Each Party shall be responsible for that Party's own legal and other costs incurred in relation to the negotiation, preparation and completion of each of the Transaction Documents and all other relevant documents.

18	Successors, Assigns and Third Party Rights

18.1	This Agreement shall be binding on and shall enure for the benefit of the successors in title and personal representatives of each Party.

18.2	Except as provided in clause 18.3, no Party (nor any other person entitled to enforce rights under this Agreement) may assign the benefit of any rights under this Agreement.

18.3	The benefit of this Agreement (including the Warranties) is freely assignable by the Buyer to another Group Company provided at least 14 days prior written notice is given to the Seller and, following any such assignment, all references in this Agreement to the Buyer shall be deemed to include the Buyer's assigns.

18.4	Except as provided in clauses 18.3 and 18.5:

(a)	the Contracts Act shall not apply to this Agreement; and

(b)	no person (including any employee, officer, agent, representative or sub-contractor of a party) other than a party to this Agreement has the right (whether under the Contracts Act or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties, which agreement must refer to this clause 18.4.

18.5	Chris Mason may in his own right enforce the relevant provisions of clauses 6.3, 6.4 and 6.5 of this Agreement subject to, and in accordance with, the Contracts Act. This does not affect any right or remedy of a third party that exists or is available apart from the Contracts Act.

18.6	No consent is required from any person having rights under this Agreement by virtue only of the Contracts Act to any amendment, variation, waiver or settlement of this Agreement or any right or claim arising from or under it which (in each case) has been agreed by any party to it.

19	Applicable Law and Submission to Jurisdiction

19.1	This Agreement and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature, including claims in tort or for breach of any Official Requirement) shall be governed by and construed in accordance with English law.

19.2	All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English Courts, to which the Parties irrevocably submit.

19.3	This Agreement is drawn up in English and if it is translated into any other language, the English language text shall prevail.

IN WITNESS of the above the Parties have executed this Agreement as a deed on the date written at the head of this Agreement.

EXECUTION PAGE

EXECUTED AND DELIVERED	)
AS A DEED by JENNIFER SUSAN GLEDHILL	)	/s/ Jennifer Susan Gledhill
in the presence of:	)

Witness name: [***]

Witness signature: [***]

Address: [***]

Occupation: [***]

EXECUTED AND DELIVERED	)
AS A DEED by LOFTY INC.	)	/s/ Scott A Stone
acting by Scott Stone (a director))

in the presence of: [***]

Witness name: [***]

Witness signature: [***]

Address: [***]

Occupation: [***]